Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact: Jennifer Ranville, 608-252-8862

Anchor BanCorp Wisconsin Inc. Reports First Quarter Earnings

of $6.1 Million or $0.65 Earnings Per Share

MADISON, Wisc., April 30, 2015 — Anchor BanCorp Wisconsin Inc. (the “Company”) (NASDAQ:ABCW) today announced its financial results for the quarter ended March 31, 2015. Anchor recorded a strong and profitable quarter with net income of $6.1 million or $0.65 per diluted common share.

“We’re pleased with our strong financial performance. With the recapitalization and stabilization efforts behind us, we continue to focus on profitability, operating efficiency and aligning our franchise for future growth,” said Chris Bauer, President and CEO. “Profitability is only part of Anchor’s turnaround story. Earnings, our public offering and our recapitalization have all contributed to make our stockholders’ equity the highest since 2010. Further, AnchorBank has made significant progress towards reducing its problem assets.”

Non-performing loans decreased by approximately $200 million since March 2012, and other real estate owned decreased $58 million over the same three-year period. In the last twelve months, non-performing loans and other real estate owned declined 37% and 51%, respectively. In the first quarter 2015, Anchor originated $111 million of commercial, consumer, and residential loans. In the last fiscal year, Anchor originated more than $370 million in loans, demonstrating that current and new customers have confidence in the Company.

Highlights include:

Net Income

Net income was $6.1 million for the quarter ended March 31, 2015 compared to $5.1 and $1.9 million for the quarters ended December 31, 2014 and March 31, 2014, respectively. Diluted earnings per share was $0.65 for the quarter ended March 31, 2015 compared to $0.55 for the quarter ended December 31, 2014 and $0.21 per share for the quarter ended March 31, 2014.

•	Net interest income was $17.1 million for the quarter ended March 31, 2015 compared to $17.5 million and $18.3 million for the quarters ended December 31, 2014 and March 31, 2014, respectively.

•	The Company recorded a negative provision for loan losses for the quarter ended March 31, 2015 of $1.4 million, compared to no provision expense in the prior year period, and a negative provision of $3.3 million for the quarter ended December 31, 2014.

•	Non-interest income was $8.7 million for the quarter ended March 31, 2015, compared to $9.0 million and $5.9 million for the quarters ended December 31, 2014 and March 31, 2014, respectively. Non-interest income for the quarter ended March 31, 2015 included gains on sale of loans and OREO of $1.6 million and $1.5 million, respectively, which were increases from the quarter ended December 31, 2014 of $0.9 million and $1.1 million, respectively. Non-interest income also included loan fees of $0.7 million, which was an increase of $0.5 million from quarter ended December 31, 2014.

•	The fourth quarter ended December 31, 2014 included gains of $1.4 million on the sale of the Capitol Square office building and $1.0 million related to the sale of the Bank’s Richland Center Branch.

•	Non-interest expense was $21.0 million for the quarter ended March 31, 2015, compared to $24.6 million and $22.3 million for the quarters ended December 31, 2014 and March 31, 2014, respectively, due to lower OREO and occupancy expenses.

Loans

•	Loans held for investment was $1.56 billion at March 31, 2015 and decreased $14.2 million from the quarter ended December 31, 2014. Loans held for sale was $8.3 million at March 31, 2015, and increased $1.7 million from the quarter ended December 31, 2014.

•	Average loans held for investment was $1.56 billion for the quarter ended March 31, 2015, and increased $0.6 million from December 31, 2014.

•	Average loans held for sale of $5.5 million for the quarter ended March 31, 2015 decreased $0.1 million from December 31, 2014.

Deposits

•	Deposits of $1.82 billion at March 31, 2015 increased $4.8 million from the quarter ended December 31, 2014.

•	Average deposits of $1.80 billion for the quarter ended March 31, 2015 decreased $68.3 million from December 31, 2014 due primarily to deposits sold of $16.6 million in connection with the December 31, 2014 Richland Center branch sale.

•	Average non-interest bearing deposits of $283.1 million decreased $2.8 million from December 31, 2014.

•	Average interest-bearing deposits of $1.52 billion decreased $65.5 million from December 31, 2014.

Capital

•	Book value per common share was $24.66 at March 31, 2015 compared to $23.85 last quarter, and $22.84 at March 31, 2014.

•	Our regulatory capital ratios remain strong. The Company and the Bank have implemented the changes required under Basel III regulatory capital reform. The Bank is “well capitalized” at March 31, 2015.

Asset Quality

•	Loan delinquencies (loans 30 to 89 days past due) decreased $2.4 million, or 27.4%, to $6.5 million at March 31, 2015 from $8.9 million at December 31, 2014. Compared to March 31, 2014, loan delinquencies decreased $8.1 million, or 55.6%.

•	Total non-performing loans decreased $10.0 million, or 28.7%, to $25.1 million at March 31, 2015, from $35.1 million at December 31, 2014. Total non-performing assets (total non-performing loans and other real estate owned) decreased $14.9 million, or 21.1%, to $55.7 million at March 31, 2015 from $70.6 million at December 31, 2014, and decreased $46.4 million or 45.5% from $102.1 million at March 31, 2014.

•	Total non-performing assets as a percent of total assets declined to 2.66% at March 31, 2015 from 3.39% and 4.84% at December 31, 2014 and March 31, 2014, respectively.

•	The allowance for loan losses as a percentage of total loans held for investment was 3.02% at March 31, 2015 compared to 2.99% and 3.41% at December 31, 2014 and March 31, 2014, respectively.

•	The allowance for loan losses as a percentage of non-performing loans increased to 187.7% from 134.0% and 133.8% at December 31, 2014 and March 31, 2014, respectively.

•	Net charge-offs to average assets was (0.07%) as of March 31, 2015, compared to (0.15%) and 0.56% at December 31, 2014 and March 31, 2014, respectively.

•	Other real estate owned was $30.6 million at March 31, 2015 and decreased $4.9 million and $31.5 million from December 31, 2014 and March 31, 2014, respectively.

As recently announced in April 2015, the Company has also taken actions to improve the Company’s overall operational efficiency including:

•	Offering a Voluntary Separation Plan to approximately 140 eligible employees providing a variety of benefits, including additional compensation, subsidized COBRA health benefits and optional job placement services;

•	Entering into a definitive agreement for the sale of the Bank’s Winneconne, Wisconsin branch to Premier Community Bank of Marion, Wisconsin;

•	Consolidating six retail bank branches located in the Wisconsin communities of Appleton, Menasha, Oshkosh, Janesville, Franklin and Madison; and

•	Creating a new universal banker branch staffing model in the Bank’s branch delivery system where it experiences lower transaction volumes. The position will be able to perform most branch transactions for customers while simultaneously improving branch efficiencies and providing Anchor customers with the best customer service possible.

As a result of these measures, the Company anticipates taking one-time costs in the second quarter of 2015 related to asset disposition costs, employment-related costs and other expenses with the expectation of future annual cost savings.

Also as previously disclosed, the sale of the Bank’s Viroqua, Wisconsin branch to Royal Bank of Elroy will be completed on May 15, 2015, at which time the acquirer will assume approximately $12 million in deposits along with loans and other assets.

“These are positive moves for AnchorBank,” Bauer said. “We are aggressively working to optimize the Company by addressing some historical issues head-on. These strategic moves are designed to bring AnchorBank up to speed with an increasingly digital financial services landscape and pave the way for stronger profitability.”

About Anchor BanCorp Wisconsin Inc.

Anchor Bancorp is the parent company for AnchorBank, a community-based financial services company providing commercial, retail, mortgage, consumer finance and investment services to businesses and individuals from 53 banking locations throughout Wisconsin. Anchor Bancorp stock (ABCW) is listed on the NASDAQ Global Market and Russell Global Indexes. Visit AnchorBank online at ww.anchorbank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projections involving anticipated revenues, earnings, liquidity, capital levels, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws.

Anchor BanCorp Wisconsin Inc.

CONSOLIDATED FINANCIAL SUMMARY

(Unaudited)

				Qtr Ended
($ in 000’s, except share data)	Quarter Ended			3/15-3/14
	3/31/2015	12/31/2014	3/31/2014	Incr(Decr)
INCOME STATEMENT
Interest income	18,084	18,550	19,462	(7%)
Interest expense	1,028	1,049	1,147	(10%)

Net interest income	$17,056	$17,501	$18,315	(7%)
Provision for loan losses	(1,354)	(3,281)	—	N/M
Non-interest income:
Service charges on deposits	2,368	2,602	2,266	5%
Investment and insurance commissions	1,087	1,220	856	27%
Loan fees	731	169	229	219%
Loan servicing income, net	593	602	774	(23%)
Net gain on sale of loans	1,601	670	592	170%
Net gain (loss) on sale of investments	63	(37)	301	(79%)
Net gain on sale of OREO	1,467	352	161	811%
Other	830	3,384	753	10%

Total non-interest income	8,740	8,962	5,932	47%
Non-interest expense:
Personnel costs	11,787	11,483	11,162	6%
Net occupancy and equipment expense	2,454	2,560	3,004	(18%)
Data processing expense	1,451	1,576	1,371	6%
OREO expense	236	3,328	1,185	(80%)
Mortgage servicing rights impairment (recovery)	(30)	492	11	N/M
Provision for unfunded commitments	121	(486)	180	(33%)
Professional fees	434	794	407	7%
Other	4,520	4,874	4,997	(10%)

Total non-interest expense	20,973	24,621	22,317	(6%)

Net income before taxes	6,177	5,123	1,930	220%
Income tax expense	32	—	—	N/M

Net income	6,145	5,123	1,930	218%

SHARE DATA
Diluted earnings per share	$0.65	$0.55	$0.21	210%
Cash dividends	—	—	—	—
Book value	24.66	23.85	22.84	8%
Average diluted shares outstanding	9,443,000	9,340,000	9,050,000	4%
KEY RATIOS AND DATA
Net interest margin (FTE)	3.42%	3.43%	3.66%	(0.24)
Return on average assets	1.19%	0.96%	0.37%	0.82
Average equity to average assets	11.16%	10.46%	9.81%	1.35
Common Equity Tier 1 ratio (1)	15.84%	N/A	N/A	N/M
Tier 1 leverage (1)	11.41%	10.43%	9.69%	1.72
Tier 1 risk-based capital (1)	15.84%	16.97%	16.14%	(0.30)
Total capital ratio (1)	17.12%	18.25%	17.43%	(0.31)

N/A = not applicable

N/M = not meaningful

(1)	Capital ratios calculated utilizing Basel III regulatory requirements effective January 1, 2015 for Anchor BanCorp, Inc. Prior period capital ratios are reported for AnchorBank, fsb.

Anchor BanCorp Wisconsin Inc.

(Unaudited)

						Ending
						Balances 3/15-12/14 Incr(Decr)
(in 000’s)	Quarter Ended Averages			Ending Balances
	3/31/15	12/31/14	3/31/14	3/31/15	12/31/14
BALANCE SHEET
Assets:
Cash and cash equivalents	$151,168	$195,093	$138,590	$153,737	$147,273	4%
Investment securities	294,108	293,577	283,110	312,938	294,599	6%
Loans held for sale	5,533	5,608	2,617	8,317	6,594	26%
Loans held for investment	1,560,056	1,559,421	1,594,303	1,557,239	1,571,476	(1%)
Allowance for loan losses	(47,805)	(48,260)	(64,973)	(47,037)	(47,037)	N/M

Loans held for investment, net	1,512,251	1,511,161	1,529,330	1,510,202	1,524,439	(1%)
Other real estate owned (OREO), net	32,686	44,511	62,467	30,632	35,491	(14%)
Other assets	75,850	77,081	78,620	78,335	73,983	6%

Total assets	$2,071,596	$2,127,031	$2,094,734	$2,094,161	$2,082,379	1%

Liabilities and Stockholders’ Equity:
Non interest bearing deposits	$283,126	$285,960	$256,517	$284,496	$291,248	(2%)
Interest bearing deposits	1,516,651	1,582,144	1,596,200	1,534,503	1,522,923	1%

Total deposits	1,799,777	1,868,104	1,852,717	1,818,999	1,814,171	N/M
Other borrowed funds	14,845	14,982	14,497	12,872	13,752	(6%)
Other liabilities	25,845	21,500	22,012	25,433	26,793	(5%)

Total liabilities	$1,840,467	$1,904,586	$1,889,226	$1,857,304	$1,854,716	N/M
Total stockholders’ equity	231,129	222,445	205,508	236,857	227,663	4%

Total liabilities & stockholders’ equity	$2,071,596	$2,127,031	$2,094,734	$2,094,161	$2,082,379	1%

						Qtr Ended
	Quarter Ended			Year-to-Date		3/15-3/14
	3/31/15	12/31/14	3/31/14	3/31/2015	3/31/2014	Incr(Decr)
CREDIT QUALITY
Provision for loan losses	$(1,354)	$(3,281)	$—	$(1,354)	$—	N/M
Net charge-offs	(1,354)	(3,281)	11,685	(1,354)	11,685	(112%)
Ending allowance for loan losses	47,037	47,037	53,497			(12%)
Key Metrics
Loans 30 to 89 days past due	$6,455	$8,892	$14,539			(56%)
Non-performing loans (NPL)	25,054	35,115	39,978			(37%)
Other real estate owned	30,632	35,491	62,140			(51%)
Non-performing assets	55,686	70,606	102,118			(45%)
Non-performing assets to total assets	2.66%	3.39%	4.84%			(2.18)
Allowance for loan losses to NPL	187.74%	133.95%	133.82%			53.92
Allowance for loan losses to loans held for investment	3.02%	2.99%	3.41%			(0.39)
Net charge-off to average assets	(0.07%)	(0.15%)	0.56%			(0.62)

N/M = not meaningful